SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Adverum Biotechnologies, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2025

On April 28, 2025, Adverum Biotechnologies, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to its Annual Meeting of Stockholders to be held on June 17, 2025, at 8:00 a.m. Pacific Daylight Time (the “Annual Meeting”), which contained a proposal entitled “PROPOSAL NO. 5: APPROVAL OF AMENDMENT OF CERTAIN OUTSTANDING STOCK OPTIONS TO REDUCE THE EXERCISE PRICE PER SHARE TO THE CLOSING PRICE ON THE DATE OF REPRICING” (the “Repricing Proposal”). The Company is providing this supplement to the Proxy Statement (this “Supplement”) to describe the more restrictive parameters and terms for the repricing contemplated by the Repricing Proposal (the “Repricing”) that the Company has committed to institute if the Repricing Proposal is approved by stockholders. This Supplement should be read together with the Proxy Statement and corresponding proxy card (the “Proxy Card”) and notice of Annual Meeting (the “Notice”). Any terms used and not defined herein have the meanings assigned to them in the Proxy Statement. Except as set forth herein, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement, Proxy Card or Notice. From and after the date hereof, any reference to the Proxy Statement, Proxy Card or Notice are to the relevant documents as supplemented hereby. Accordingly, we encourage you to read this Supplement carefully and in its entirety together with the Proxy Statement, Proxy Card and Notice.

The more restrictive parameters and terms that the Company has committed to apply to the Repricing (collectively, “New Parameters”) if the Repricing Proposal is approved by stockholders, along with the original terms described in the Repricing Proposal, are set forth below.

	Original Repricing Terms	More Restrictive Parameters and Terms
Length of Service Period	For an optionee to exercise the option at the new price, he or she must remain in service to the Company for twelve months following the Repricing (or, if earlier, until a change in control or the optionee’s death or disability).	For an optionee to exercise the option at the new price, he or she must remain in service to the Company for twenty-four months following the Repricing (or, if earlier, until a change in control or the optionee’s death or disability).

Eligible Options	The only options eligible to be repriced will be those with an exercise price that is higher than the prior 52-week intraday high trading price of our common stock as of the Repricing date.	The only options eligible to be repriced will be those with an exercise price that is higher than the higher of (a) the prior 52-week intraday high trading price of our common stock as of the Repricing date (i.e., at least $10.14 at the Annual Meeting); or (b) the closing price of our common stock as of the Repricing date.

New Exercise Price	The new exercise price will be the closing price of our common stock as of the Repricing date.	The new exercise price will be the higher of (a) the prior 52-week intraday high trading price of our common stock as of the Repricing date (i.e., at least $10.14 at the Annual Meeting); or (b) the closing price of our common stock as of the Repricing date.

Board Discretion	The Board will have discretion to implement the Repricing Proposal.	The Repricing is being approved in advance of the Annual Meeting such that the Repricing will happen automatically as of the date of the Annual Meeting if the Repricing Proposal is approved by stockholders.

Non-Employee Director Participation	Options held by non-employee directors will be eligible to be repriced.	Options held by non-employee directors will not be eligible to be repriced.

Changing Votes and Voting

If you have not yet voted, you can vote as specified below. If you previously voted on the Repricing Proposal, you can change your vote at any time prior to the date of the Annual Meeting as specified below. If you previously voted “AGAINST” the Repricing Proposal, we encourage you to consider changing your vote in light of the New Parameters as described in this Supplement. Only your latest submitted vote will count.

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To vote during the meeting. Attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ADVM2025 and follow the instructions posted there. Stockholders may participate in the Annual Meeting by visiting the website www.virtualshareholdermeeting.com/ADVM2025. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Please have your 16-digit control number to join the Annual Meeting.

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To vote by proxy by internet. You may access the website of the Company’s tabulator, Broadridge, at www.proxyvote.com, using the voter control number printed on the furnished notice or proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. If you vote on the internet, you may also request electronic delivery of future proxy materials. Your vote must be received by 11:59 p.m., Eastern Daylight Time on June 16, 2025 to be counted.

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To vote by proxy by telephone. You may call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the furnished notice or proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. Your vote must be received by 11:59 p.m., Eastern Daylight Time on June 16, 2025 to be counted.

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To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed if we receive your completed proxy card before the 2025 Annual Meeting.

All previously cast votes for the Repricing Proposal, as well as the other proposals contained in the Proxy Statement, will continue to be valid for the Annual Meeting, unless revoked or changed as described in the Proxy Statement.